Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of Agroz Inc. on Amendment No.1 to Form F-1 (File No. 333-284322) of our report dated August 20, 2024, which includes an explanatory paragraph as to Agroz Inc.’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Agroz Inc. as of December 31, 2023 and 2022 and for each of the years in the two-year period ended December 31, 2023, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

February 12, 2025

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com